EXHIBIT 10.3

REAL ESTATE PURCHASE AGREEMENT

THIS REAL ESTATE PURCHASE AGREEMENT (the “Agreement”) is executed as of the 4th day of December, 2012 (the “Agreement Date”), by and between DONIHE GRAPHICS, INC., a Tennessee corporation (the “Seller”) and GRAPHICS INTERNATIONAL, LLC, a North Carolina limited liability company (the “Buyer”).

RECITALS:

A.
Seller is the owner in fee simple of unimproved real property and certain improved property consisting of an industrial building containing approximately 38,500 square feet, located at 766 Brookside Road, Kingsport, Tennessee, all of such property being more particularly described in Exhibit A attached hereto (the “Property”), which Exhibit A is incorporated herein by reference (such real estate, industrial building, appurtenances, and any improvements, structures and/or fixtures are herein referred to collectively as the “Property”); and

B.	Buyer desires to purchase, and Seller desires to sell the Property, which is part of the assets being purchased as described in a certain Asset Purchase Agreement between the parties.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, Seller and Buyer agree as follows:

1.           Purchase and Sale.  Seller agrees to sell, and Buyer agrees to purchase the Property for the price and subject to the terms and conditions hereinafter set forth.  Seller and Buyer agree that the Property, as purchased by Buyer, is sold and purchased AS IS, WHERE IS, with no warranty or representation as to the physical condition of the Property or its suitability for any particular purpose, except as otherwise expressly set forth in this Agreement.

2.           Purchase Price.  The purchase price for the Property (the “Purchase Price”) shall be One Hundred Seventy-Five Thousand and no/100 Dollars ($175,000.00).

3.           Payment of Purchase Price.  The Purchase Price shall be paid to Seller as follows:

The Purchase Price, plus or minus any prorations and adjustments made pursuant to this Agreement, shall be paid by Buyer in cash, by wire transfer of funds directly to an account at Fifth Third Bank as Administrative Agent (the "Agent") for those secured lenders under that certain First Amended and Restated Credit Agreement dated as of October 19, 2012, in the name of the Agent, as designated by Sellers.

4.           Conditions.  The Buyer’s obligations under this Agreement are subject to the satisfaction (or waiver in writing by Buyer) of the conditions in this Section 4 (the “Conditions”) within ten days (10) days after the Agreement Date (the “Satisfaction Date”).  The Buyer will have the right and option to extend the Satisfaction Date for up to one (1) additional period of ten (10) days (the “Extension”).  Buyer’s notice of any such Extension shall be given pursuant to Section 14 before the expiration of the then current Satisfaction Date.  In the event the Conditions are not satisfied by the Satisfaction Date, Buyer shall, within three (3) business days thereafter, give Seller written notice that such conditions have not been satisfied and either (i) waive any unsatisfied Condition(s) and proceed to Closing of the purchase and sale; or (ii) notify Seller that Buyer has elected not to attempt to further resolve or satisfy such Condition(s) and that Buyer will not complete the purchase and sale, in which case neither party shall have any further obligation hereunder.  The Conditions are as follows:

(a)           Status of Title.  Buyer shall have received the Title Commitment and Survey, as each is hereinafter defined, in the condition and as required under Sections 5 and 6 of this Agreement.

(b)           Zoning and Approvals.  Buyer shall have determined, in its sole discretion, that the Property is suitably zoned to a zoning classification compatible with Buyer’s intended use of the Property with all necessary classifications, variances, permissions, exceptions, conditional uses, and other approvals having been obtained from all applicable governmental agencies and such approvals being final, non-appealable and in full force and effect.  In the event Buyer determines that it requires any approvals, consents or other documentation with respect to the zoning of the Property and/or a variance to permit Buyer’s proposed use of the Property, Buyer shall have the right, at Buyer’s expense, to file such petitions for such approvals as Buyer deems necessary or appropriate.  In such a case, the Seller agrees that it will execute all necessary consents and other documents necessary for the filing of zoning and/or variance petitions and obtaining the appropriate governmental approvals.

(c)           Utilities.  Buyer shall have determined, in its sole discretion, that utilities, including, but not limited to, gas, electricity, water, sanitary sewer, storm sewer, telephone and other telecommunication utilities, are available at the Property, in such capacities and in such locations as are satisfactory to Buyer.

(d)           Access.  Buyer shall have determined, in its sole discretion, that the Property has free, unrestricted and direct legal rights of access and ingress and egress to one or more public roads or highways, with access drives and curb cuts in such number and at such locations as is deemed necessary or desirable by Buyer.

(e)           Permits and Approvals.  Buyer shall have determined, in its sole discretion, that all site plan approvals, permits, consents, approvals and other things required or desired by Buyer to be obtained from all federal, state and local governmental, municipal, public and other authorities, bodies and agencies and under any restrictions applicable to the Property and Buyer’s proposed use thereof (collectively the “Approvals”) either have been obtained and remain in full force and effect or will be obtainable by Buyer.  Seller shall cooperate with and furnish Buyer with all information necessary to obtain any and all such Approvals.  Seller’s obligations in this regard shall include, but will not be limited to, preparing, filing, and joining in any applications therefore and attending and participating in any meetings or hearings of administrative officials and legislative bodies with respect to Buyer’s obtaining all such permits.

(f)           Environmental Condition.  Buyer shall have received or obtained at Buyer’s expense a Phase I environmental report or other form of environmental site assessment acceptable to Buyer (which shall include a delineation of any wetlands on the property and any other information that the Buyer deems relevant to its proposed use of the Property) which is satisfactory to Buyer in its sole discretion.

(g)           Improvements.  Buyer shall have determined that any and all improvements, structures, facilities and fixtures on the Property (which, if any, are collectively referred to herein as the “Improvements”) are located entirely within the bounds of the Property and that there are no encroachments upon the Property by improvements or appurtenances on any property adjoining the Property.
(h)           Release of Deed of Trust and Fixture Filing.  The Property is subject to a certain Deed of Trust, as amended by that certain First Amended and Restated Credit Agreement dated as of October 19, 2012, and fixture filing for the benefit of Fifth Third Bank, as Agent for various secured creditors.  Seller shall obtain a release of the Deed of Trust and fixture filing from Fifth Third Bank in a form satisfactory to Buyer.

5.           Seller’s Title.

(a)           Within seven (7) days after the Agreement Date, Buyer will obtain, at its expense, a commitment for an owner’s policy of title insurance (the “Title Commitment”) issued by a title insurance company of Buyer’s choosing on standard ALTA Owner’s Policy Commitment Form, if available (otherwise in a form acceptable to Buyer), in which the Title Company shall agree to insure, for the full amount of the Purchase Price, merchantable fee simple title to the Property in the name of Buyer, free from the Schedule B standard printed exceptions and all other exceptions except those exceptions which are acceptable to the Buyer, in its sole discretion (the “Permitted Exceptions”) after delivery of the Deed (as defined in Section 11) to Buyer from Seller.  The Title Commitment shall be updated prior to the Closing to reflect the state of the title not more than five (5) days prior to the Closing.  Buyer shall pay any and all costs and expenses related to the title insurance, including all search fees, closing fees and the premium for the owner’s title insurance policy and all endorsements (the “Title Policy”) issued pursuant to the Title Commitment.  The cost of any title insurance policy issued to any lender in connection with the recordation of any mortgage or deed of trust will also be the responsibility of the Buyer.

(b)           If (1) the Title Commitment reflects any exceptions to title which are not acceptable to Buyer, in Buyer’s sole discretion, or (2) the Survey delivered to Buyer pursuant to Section 6 below discloses any state of fact not acceptable to Buyer, in Buyer’s sole discretion, or (3) at any time prior to the Closing, title to the Property is encumbered by any exception to title not acceptable to Buyer, in Buyer’s sole discretion (with any such exception or unacceptable state of fact being referred to herein as a “Title Defect”), then Buyer shall, on or before the Satisfaction Date, give Seller written notice of such Title Defect.  Seller shall have the right, but no obligation (except as specifically set forth below), during the ten(10) day period after receipt of such notice, to remove such Title Defect or obtain affirmative title insurance coverage acceptable to Buyer, insuring and defending Buyer against any loss, cost or expense arising out of or related to such Title Defect (“Affirmative Coverage”).  On or before the Closing, Seller shall provide Buyer with reasonable evidence of such removal or provide reasonable evidence that such Title Defect will be removed or that such Affirmative Coverage shall be obtained.  Notwithstanding anything contained herein to the contrary, Seller shall be obligated to expend whatever sums are required to cure or obtain Affirmative Coverage for the following Title Defects prior to, or at, the Closing:

(i)           All mortgages, security deeds or other security instruments encumbering the Property;

(ii)           All past due ad valorem taxes and assessments of any kind, whether or not of record, which constitute, or may constitute, a lien against the Property; and

(iii)           Judgments against the Seller (which do not result from acts or omissions on the part of Buyer) which have attached to and become a lien against the Property.

(c)           Seller shall have the right, at its sole election, to extend the Closing Date (as defined in Section 10, below), for a period not to exceed twenty (20) days in order to cure or obtain Affirmative Coverage for any Title Defect.  In the event Seller is unable to cure or obtain Affirmative Coverage for any Title Defect within such period, Buyer shall have the option to either (i) waive any such Title Defect and proceed to Closing, or (ii) terminate this Agreement, in which case neither party shall have any further obligations hereunder.

6.           Survey.  Within ten  (10) days after the Agreement Date, Buyer, at its expense, shall order a staked boundary survey of the Property (the “Survey”) prepared by a registered land surveyor satisfactory to Buyer.  The Survey shall (1) be completed in accordance with ALTA/ACSM minimum standards for an “urban” class survey; (2) have one perimeter description of the Property; (3) show all easements, rights-of-way, set-back lines, encroachments and other matters affecting the use or development of the Property; (4) disclose on the face thereof the acreage of the Property; (5) contain such other matters as are required for the Title Company to delete the standard exceptions on Schedule B to the Title Commitment; (6) show the location of any and all Improvements; and (7) be certified to Seller, Buyer, Title Company,  and Buyer’s lender.

7.           Cooperation of Seller and Property Information.  Seller shall assist Buyer and its representatives, whenever reasonably requested by Buyer, in obtaining information about the Property.  In this regard, the Seller hereby agrees that it shall, within ten (10) days following the date of this Agreement, deliver to Buyer the following documents and/or information to the extent that such documents and/or information is within the Seller’s custody or control: (i) copies of all real estate tax bills applicable to the Property; (ii) copies of any utility bills pertaining to the Property; (iii) copies of any plans or specifications pertaining to any Improvements on the Property; (iv) copies of any warranties and/or service contracts pertaining to any Improvements on the Property; (v) copies of any existing surveys, geotechnical reports, maps, or other reports pertaining to the physical condition of the Property, including, without limitation, structural reports, maintenance reports, environmental reports, soils reports and similar test or inspection reports; (vi) copies of any permits or approvals pertaining to the Property; and (vii) a copy of any  title insurance policy previously obtained by Seller.  In addition, the Seller will cooperate with the Buyer in the Buyer’s efforts to procure an estoppel certificate covering the compliance of the Property, and the Improvements that are a part of the Property and/or any buildings or other improvements that the Buyer intends to build on the Property, with any restrictive covenants applicable to the Property and covering the status of any necessary contributions to cover any type of “common area” or similar costs under any such restrictive covenants.

8.           Taxes.  Buyer will assume and agree to pay that portion of the real estate taxes and personal property taxes applicable to the Property which accrue on and after the Closing Date, and Seller shall pay the balance of such taxes for the tax year in which Closing occurs and for all prior tax years.  For Closing purposes, the tax rate and valuation assessment existing on the Closing Date shall be used to pro rate the real estate taxes and personal property taxes for the tax year in which Closing occurs.  At Buyer’s option, any taxes for which Seller is responsible under such proration and not due and payable at the time of Closing shall be allowed to Buyer as a credit against the cash payment required at Closing, and Seller shall not be further liable for such taxes.

9.           Insurance, Condemnation and Risk of Loss.  Seller’s insurance on the Property shall be cancelled as of the Closing Date.  In the event that, prior to Closing, all or any portions of the Property, any interests therein, or any rights appurtenant thereto are (a) damaged or destroyed by any fire or other casualty, or (ii) taken or appropriated (either permanently or for temporary periods) under the power of eminent domain or condemnation by any authority having such power, or by virtue of any actions or proceedings in lieu thereof, or if any notice or threat of such taking or appropriation has been given or is pending at the Closing, then Buyer, at its option, may either (a) cancel this Agreement by written notice to Seller, in which event neither party shall have any further obligation hereunder, or (b) elect to proceed with Closing, in which event the Purchase Price shall be reduced by an amount equal to any sums previously paid or then payable to Seller by the insurance carrier (plus an amount equal to the amount of the deductible feature of the Seller’s insurance policy) or by the condemning authority, by reason of any such casualty or by reason of any such taking, appropriation or action or proceeding in lieu thereof, and Seller shall transfer and assign to Buyer at Closing any and all further insurance or condemnation proceeds, claims, demands, actions and chooses in action which may exist by virtue of such casualty, taking, appropriation or action or proceeding in lieu thereof; provided, however, that until the earlier of (i) the Closing Date, or (ii) termination of this Agreement, Seller shall not make any voluntary settlement or agreement regarding any casualty loss, taking, appropriation or action or proceeding in lieu thereof with any insurance carrier or any condemning authority, without first obtaining Buyer’s written consent to such settlement or agreement.

10.           Closing.  The closing of the purchase and sale of the Property (the “Closing”) shall occur at the offices of Hunter, Smith & Davis, LLP, 1212 N. Eastman Road, Kingsport, Tennessee, or another location selected by both Seller and Buyer, on or before December 24, 2012 (the “Closing Date”), unless Buyer and Seller mutually agree upon a different date for the Closing.  If the Closing is not consummated on or before December 24, 2012, Seller shall be entitled, as its sole and exclusive remedy hereunder, to terminate this Agreement, whereupon the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination.

                11.           Closing Documents.  At the Closing, Seller shall execute and deliver to Buyer (a) a general warranty deed conveying fee simple title to the Property to Buyer subject only to the Permitted Exceptions and otherwise free and clear of all liens and encumbrances except such as have been approved in writing by Buyer (the “Deed”), (b) any and all applicable transfer tax declarations or other transfer or sale disclosure statements required by applicable law, (c) a title affidavit in a form satisfactory to the Buyer and the Title Company, suitable to permit the Title Company to delete the standard, pre-printed exceptions (that are identified in the Title Commitment) from the Title Policy, (d) a certification of non-foreign status pursuant to Section 1445(b)(2) of the Internal Revenue Code, (e) a closing statement and (f) such other instruments, certificates or affidavits as may be provided herein or as Buyer or Title Company may reasonably request to effect the intention of the parties hereunder.

12.           Possession.  Possession of the Property shall be delivered to Buyer on the Closing Date in the same condition as it is now, free and clear of the claims of any other party; provided, however, Buyer may obtain possession and the right to use the Property prior to Closing pursuant to such lease agreement as Seller, as landlord, and Buyer, as tenant, may enter into.

13.           Rights and Obligations.  The rights and obligations of Seller and Buyer herein contained shall inure to the benefit of and be binding upon the parties hereto and their respective assigns.

14.           Notices.  All notices required or permitted to be given hereunder shall be in writing and delivered either in person or by certified or registered first-class prepaid mail, return receipt requested, or by nationally recognized overnight courier service, to Seller or Buyer at their respective addresses set forth below, or at such other address, notice of which may have been given to the other party in accordance with this Section 14.

Seller:
Donihe Graphics, Inc. c/o Champion Industries, Inc. P.O.Box 2968 2450 1st Avenue Huntington, WV 25704 Attn.: Todd R. Fry, Senior Vice President and Chief Financial Officer

Buyer:
Graphics International, LLC Attn: Mr. William B. Troutman 2318 Crown Centre Drive Charlotte, NC 28227

Any notice given in accordance with this paragraph shall be deemed to have been duly given or delivered on the date the same is personally delivered to the recipient or received by the recipient as evidenced by the return receipt.

15.           Representations and Warranties.  Seller hereby warrants and represents to Buyer as follows:

(a)           Seller is the legal and equitable owner of fee simple title to the Property and will convey such fee simple title by Deed to Buyer on the Closing Date free and clear of all options, rights, covenants, easements, liens and other rights in favor of third parties, other than the Permitted Exceptions.

(b)           The execution, delivery and performance by Seller of its obligations under this Agreement will not conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulations, judgment, decree or order by which the Seller is bound, or by any of the provisions of any contract to which the Seller is bound, or, by the organic agreements establishing and regulating the Seller’s business affairs and the Seller has full power and authority to enter into and consummate the transactions contemplated by this Agreement, and all consents and approvals necessary therefor have been obtained.

(c)           There is no claim against any portion of the Property or Seller for or on account of work done, materials furnished or utilities supplied to the Property which have not been paid.

(d)           There are no violations or threatened or pending violations of any laws, statutes, ordinances, rules or regulations with respect to the Property open, noticed or existing.

(e)           The Property is not subject to any outstanding agreements of sale, or any options, liens, or other rights of third parties to acquire any interest therein. The Property is not subject to any ground lease or other lease, or other encumbrances (other than the Permitted Exceptions).

(f)           There are no unpaid assessments for public improvements pertaining to the Property.

(g)           To Seller’s knowledge, there are no public plans or proposals for changes in road grade, access or other municipal improvements which would affect the Property or result in any assessment against or encumbering the Property.  To Seller’s knowledge, no ordinance authorizing improvements, the cost of which might be assessed against Buyer or the Property, is pending. To Seller’s knowledge, there is no appellate tax proceeding pending for the reduction or increase of the assessed real estate tax valuation to the Property or any portion thereof.

(h)           To Seller’s knowledge, no litigation, condemnation proceedings, eminent domain proceedings or similar actions or proceedings are now pending or threatened against the Property nor does Seller know of or have reasonable grounds to know of any basis for any such action or claim.

(i)           There are no real estate, management, supply, promotional, operating, leasing, maintenance, security and service contract, equipment lease, signage lease, or other agreements relating to the ownership of the Property, which are in force with respect to the Property.

(j)           To Seller’s knowledge, but without independent investigation or inquiry, there are no hazardous, toxic or infectious wastes, substances or materials present on the Property in quantities or concentrations or otherwise stored or used in violation of any applicable Environmental Laws (as herein defined).  For these purposes, the term “Environmental  Laws” shall mean and refer to Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Super Fund Amendments and Reauthorization Act (42 USC § 9601 et seq.), the Hazardous Materials Transportation Act (49 USC § 1801 et. seq.), the Resource Conservation and Recovery Act of 1976 (42 USC § 6901 et seq.), the Federal Water Pollution Control Act (33 USC § 1251 et seq.), the Clean Air Act (42 USC § 7401 et seq.), the Toxic Substances Control Act of 1976 (15 USC § 2601 et. seq.), the Safe Drinking Water Act (42 USC § 300F-300J-11 et. seq.), the Occupational Safety and Health Act of 1970 (29 USC § 651 et seq.) and the Emergency Planning and Community Right to Know Act (42 USC § 11001 et seq.), each as heretofore and hereafter amended or supplemented, and any analogous future or present local, state or federal statutes, rules or regulations.

(k)           To Seller’s knowledge, there are no underground storage tanks on the Property.

(l)           The Property has direct legal and perpetual rights of access to and from the Property to one or more public roads and any amounts due for improvements (including, without limitation, construction of access roads have either been paid by Seller or will be paid by Seller at or prior to the Closing Date.

(m)            Utility services for water, sanitary sewer, natural gas, electricity, and telephone and telecommunications services are available either at the Property or in the vicinity of the Property in locations wherein the Buyer can connect to such existing utility infrastructures and extend the same to the Property through perpetual private easements that benefit the Property or through public rights-of-way.

Seller shall indemnify, defend and hold Buyer harmless from and against any and all claims, demands, liabilities, damages, suits, actions, judgments, fines, penalties, loss, costs and expense (including, but not limited to, attorneys’ fees) arising or resulting from, or suffered, sustained or incurred by Buyer as a result (direct or indirect) of the untruth or inaccuracy of any of the foregoing representations and warranties by Seller to Buyer or the breach of any of the foregoing representations and warranties of Seller, which indemnity shall survive the Closing hereof.

16.           Assignment.  Buyer may assign this Agreement and all of its interests herein to an entity related to Buyer or affiliated with Buyer without obtaining the consent of Seller.  Upon such assignment, the assignee shall have and be subject to all the rights, benefits, duties and obligations of Buyer hereunder but the Buyer shall not be released from any of its obligations under this Agreement.

17.           Complete Agreement.  This Agreement represents the entire agreement between Seller and Buyer covering everything agreed upon or understood in this transaction.  There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties.  No change or addition shall be made to this Agreement except by a written agreement executed by Seller and Buyer.

18.           Partial Invalidity.  If any term, covenant or condition of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

19.           Use of Brokers.  Seller and Buyer hereby warrant that neither party has an obligation to pay an outside brokerage commission for the sale of the Property.  Buyer and Seller hereby agree to indemnify, defend and hold harmless the other party from and against any liability, cost or expense, plus all costs of collection, including litigation expenses and attorneys’ fees, as a result of a claim for a commission, fee or other compensation made by any real estate broker, finder or other person and asserted against the other party by reason of an arrangement made or alleged to have been made by the indemnifying party.

20.           Attorneys’ Fees.  In the event that either party shall bring an action or legal proceeding for an alleged breach of any provision of this Agreement or any representation, warranty, covenant or agreement herein set forth, or to enforce, protect, determine or establish any term, covenant or provision of this Agreement or the rights hereunder of either party, the prevailing party shall be entitled to recover from the nonprevailing party, as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys’ fees and costs, expert witness fees and court costs as may be fixed by the court or jury.

21.           Governing Law; Construction.

(a)           This Agreement shall be interpreted and enforced according to the laws of the State of Tennessee.

(b)           All headings and sections of this Agreement are inserted for convenience only and do not form part of this Agreement or limit, expand or otherwise alter the meaning of any provisions hereof.

(c)           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

(d)           The provisions of this Agreement are intended to be for the sole benefit of the parties hereto and their respective successors and assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third party.

(e)           Any and all transfer taxes or conveyance fees due and payable upon the transfer of title contemplated herein shall be the responsibility of and shall be paid by the Buyer.

22.           Binding Effect.  In the event Seller does not execute and deliver this Agreement, without revision, to Buyer within five (5) business days after the date of submission of this document to Seller, or in the event Buyer delivers oral or written notice to Seller revoking its offer to purchase the Property, this Agreement shall terminate and expire and Buyer shall have no further liability or obligation hereunder.

23.           Default and Remedies.

(a)           Buyer’s Default.  In the event of a default by Buyer under the terms of this Agreement, Seller shall be entitled, as its sole and exclusive remedy hereunder, to terminate this Agreement, whereupon the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination.  In the event of any such default, the Seller shall give the Buyer written notice of the occurrence of such default (a “Buyer Default Notice”) and the Buyer shall have ten (10) days following its receipt of such Buyer Default Notice in which to cure such default hereunder.  Provided however, Buyer must cure any such default on or before December 24, 2012.

(b)           Seller’s Default.  In the event of a default by Seller under the terms of this Agreement, Buyer shall be entitled to pursue all remedies available at law or in equity, including, without limitation, the right to terminate this Agreement, or to seek specific performance of Seller’s obligations under this Agreement.  In the event of any such default, the Buyer shall give the Seller written notice of the occurrence of such default (a “Seller Default Notice”) and the Seller shall have ten (10) days following its receipt of such Seller Default Notice in which to cure such default hereunder.  Provided however, Seller must cure any such default on or before December 24, 2012.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

DONIHE GRAPHICS, INC.

By: /s/ Todd R. Fry
Name: Todd R. Fry
Vice President

GRAPHICS INTERNATIONAL, LLC

By: /s/ WB Troutman
Name: WB Troutman
Title: Member/Mgr

EXHIBIT A

Located in the City of Kingsport (Parcel 2 only), 11th Civil District of Sullivan County, Tennessee, to-wit:

Parcel No. 1:

BEGINNING at an iron pin in the westerly sideline of Brookside Road, corner to property of Kingsport Power Company; thence with the line of Kingsport Power Company the following eight (8) calls:  N. 84° 27’ W., 16.14 feet to an iron pin at the p.c. of a curve with radius 123.70 feet; thence along said curve to the left an arc distance of 43.18 feet to an iron pin; thence S. 75° 33’ W., 92.12 feet to an iron pin at the p.c. of a curve with radius of 421.97 feet; thence along said curve to the right an arc distance of 294.59 feet to an iron pin; thence N. 64° 27’ W., 21.79 feet to an iron pin at the p.c. of a curve with radius of 437.36 feet; thence along said curve to the left an arc distance of 152.70 feet to an iron pin; thence N. 84° 27’ W., 98.00 feet to an iron pin; thence S. 15° 54’ W., 264.39 feet to an iron pin; thence leaving the boundary line of Kingsport Power Company S. 81° 18’ 57” E., 703.38 feet to an iron pin in the westerly sideline of Brookside Road; thence along said sideline N. 14° 20’ 02 “ E., 307.28 feet to the point of BEGINNING, containing 4.30 acres, more or less.

Parcel No. 2:

BEGINNING at an iron pin in the westerly sideline of Brookside Road, corner to Donihe property; thence along the westerly sideline of the said Brookside Road the following two calls:  S. 16° 26’ 05” W., 206.32 feet to a point; thence S. 19° 51’ 34” W., 514.88 feet to an iron pin in the westerly sideline of Brookside Road, corner for Slaughter-Pierce property and the property herein conveyed; thence with a new divisional line of the Slaughter-Pierce property the following two calls:  N. 75° 41’ W., 278.39 feet to a point; thence N. 44° 48’ 27” W., 639.22 feet to an iron pin, corner for the General Shale Corporation property and the property herein conveyed; thence with the divisional line of the General Shale Corporation property, N. 18° 24’ E., 320.96 feet to an iron pin, corner for General Shale Corporation property, Kingsport Power Company property and the property herein conveyed; thence along the divisional line of the Kingsport Power Company property the following two calls:  S. 74° 06’ E., 161.42 feet to a point; thence N. 15° 54’ E., 5.89 feet to an iron pin, corner for Kingsport Power Company property, Donihe Property and the property herein conveyed; thence with the divisional line of the Donihe property S. 81° 18’ 57” E., 703.38 feet to an iron pin in the westerly sideline of Brookside Road, the point of BEGINNING, containing 11.18 acres, more or less.

BEING the same property conveyed to Donihe Graphics, Inc. by deed dated January 3, 1985 of record in the Register of Deeds Office for Sullivan County at Blountville, Tennessee in Deed Book 431-C, page 111.

Description taken from prior deed – no new survey.
Tax Map Identification No.: Map 047, CTL Map 047, Parcels 002.10 and 002.20